Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. SIGNS INTERNATIONAL DISTRIBUTION AGREEMENT
WITH ORBUSNEICH

St. Paul, Minn. – July 16, 2018 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII) has signed an exclusive international distribution agreement with OrbusNeich to sell its coronary and peripheral Orbital Atherectomy Systems (OAS) outside the United States and Japan. OrbusNeich manufactures and sells an extensive portfolio of coronary and peripheral products including stents, balloons and microcatheters. The company operates 12 regional sales offices throughout the world and their products are currently sold in over 60 countries.

Scott Ward, Chairman, President and Chief Executive Officer of CSI, said, “We are excited to expand our strategic partnership with OrbusNeich, a globally recognized leader offering an extensive portfolio of vascular intervention products. OrbusNeich’s large international sales channel serves Europe, Asia and the Middle East and greatly accelerates our plans to introduce orbital atherectomy technology to international markets. In turn, we will focus our international efforts on physician training and education to support the expanded use of orbital atherectomy.”

Said David Chien, Chairman and Chief Executive Officer of OrbusNeich, “Our experienced sales force is eager to extend CSI’s market leadership in peripheral and coronary atherectomy to new international markets. We intend to introduce CSI’s orbital atherectomy systems in multiple countries in Europe and Southeast Asia in calendar 2018 – focusing initially on those countries that recognize U.S. approvals in addition to European markets where CSI has CE Mark approval for its peripheral technology.”

CSI management will provide more details on this distribution agreement on July 31st at its Analyst Day meeting. To access the live webcast on the day of the meeting click on this link
https://edge.media-server.com/m6/p/c5hxddy7. A webcast replay will be available beginning at approximately 2:00 p.m. CT the same day.

In January 2018, CSI announced that it was the exclusive U.S. distributor for OrbusNeich balloon products. Ultimately, CSI will offer a full line of semi-compliant, non-compliant and specialty balloons for both coronary and peripheral vascular procedures. OrbusNeich PCI balloons include the Sapphire™ II Pro, the first and only 1.0mm coronary balloon available in the United States. Currently, CSI offers both the 1.0-4.0mm Sapphire II Pro and the 2.0-4.0mm Sapphire NC Plus coronary balloons.

In November 2016, CSI announced that Medikit, Co., Ltd. signed an exclusive distribution agreement to sell its coronary and peripheral OAS in Japan.

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360® and Diamondback 360® Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating

Exhibit 99.1

hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40% of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. The Stealth 360® Peripheral Orbital Atherectomy System (OAS) received CE Mark in October 2014. In March 2017, the company received PMDA approval in Japan for the Diamondback 360® Coronary OAS Micro Crown and reimbursement approval effective February 2018. To date, over 373,000 of CSI’s devices have been sold to leading institutions across the United States and Japan. For more information, visit the company’s website at www.csi360.com.

About Medikit Co., Ltd.
Established in 1973 and based in Tokyo, Medikit Co., Ltd. is a global medical technology company and is publicly-traded on the JASDAQ exchange (JASDAQ: 7749). Medikit’s mission is to deliver the highest standards of excellence in operating as a health care company whose products and services help to enhance healthy life by minimizing unnecessary suffering and death from disease. Medikit is a market leader in interventional products including vascular access devices such as hemodialysis catheters, intravenous catheters, sheaths and guiding catheters. Medikit products are sold in Japan, the United States and over 30 other countries. The company has R&D and manufacturing capabilities in Japan and Vietnam with more than 1,300 consolidated employees. For more information, visit the company’s website at www.medikit.co.jp.

About OrbusNeich
OrbusNeich is a global pioneer in the provision of life-changing vascular solutions and offers an extensive portfolio of products that set industry benchmarks in vascular intervention. Current products include the world's first dual therapy stents, the COMBO Plus and COMBO Dual Therapy Stents, together with stents and balloons marketed under the names of Azule™, Scoreflex™, Sapphire™ II, Sapphire™ II PRO and Sapphire™ II NC, as well as products to treat peripheral artery disease: the Jade™ and Scoreflex™ PTA balloons. OrbusNeich is headquartered in Hong Kong and has operations in Shenzhen, China; Fort Lauderdale, Florida, USA; Hoevelaken, The Netherlands; and Tokyo, Japan. OrbusNeich supplies medical devices to physicians in more than 60 countries. For more information, visit www.OrbusNeich.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe

Exhibit 99.1

harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) the anticipated sale of CSI devices outside of the United States and Japan, including the initial countries for introduction of CSI’s products and the anticipated timing thereof; (ii) CSI’s plans to introduce orbital atherectomy technology to international markets; (iii) CSI’s plans to focus on physician training and education; (iv) regulatory approvals of CSI’s products outside of the United States and Japan; (v) the specific OrbusNeich products to be offered by CSI in the United States; and (vi) the sale of CSI products in Japan, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, regulatory developments, clearances and approvals; approval of our products for distribution in countries outside of the United States; approval of our products for reimbursement in and the level of reimbursement; the ability of OrbusNeich to successfully launch CSI products outside of the United States and Japan; the experience of physicians regarding the effectiveness and reliability of CSI’s products; the reluctance of physicians, hospitals and other organizations to accept new products; the impact of competitive products and pricing; general economic conditions; international trade developments; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosures:

Peripheral Products
The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated. See the instructions for use before performing Diamondback 360 Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Exhibit 99.1

Caution: Federal law (USA) restricts this device to sale by or on the order of a physician.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	PadillaCRT Matt Sullivan (612) 455-1709 matt.sullivan@padillaco.com
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